U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant To Section 13 Or 15(D) Of The Securities Exchange Act Of 1934

Date of Report (Date of Earliest Event Reported): December 12, 2011

China Liaoning Dingxu Ecological Agriculture Development, Inc.

(Exact name of small business issuer as specified in its charter)

Formerly known as Hazlo! Technologies, Inc.

Commission File No. 333-170480

Nevada	80-0638212
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Room 2119 Mingyong Building, No. 60 Xian Road.

Shahekou District, Dalian, China 116021

(Address of Principal Executive Offices)

0086-13909840703

(Issuer’s telephone number)

Copy of Communications To:

Bernard & Yam, LLP

Attn: Bin Zhou, Esq.

401 Broadway, Suite 1708

New York, NY 10013

Phone: 212-219-7783

Facsimile: 212-219-3604

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

EXPLANATORY NOTE

As used in this Current Report, unless the context requires or is otherwise indicated, the terms “we,” “us,” “our,” the “Registrant,” the “Company,” “our company” and similar expressions include the following entities, after giving effect to the Share Exchange (as defined below):

(i)

China Liaoning Dingxu Ecological Agriculture Development, Inc., formerly known as

Hazlo! Technologies, Inc., a Nevada corporation (“PUBCO”), which is a publicly traded company;

(ii)

China Liaoning DingXu Ecological Agriculture Development Co, Ltd., a BVI company ( “DingXu BVI”)

(iii)

Panjin Hengrun Biological Technology Development Co., Ltd. 盘锦恒润生物技术开发有限公司, a limited liability company organized under the laws of the People’s Republic of China and a ninety-nine percent owned subsidiary of DingXu BVI (“Panjin Hengrun”)

(iv)

Liaoning Dingxu Ecological Agriculture Development Co., Ltd.辽宁鼎旭生态农业发展有限公司, a limited liability company organized under the laws of the People’s Republic of China and an affiliated entity of Panjin Hengrun through contractual arrangements (“Liaoning Dingxu”).

“BVI” refers to the British Virgin Islands. “China” or “PRC” refers to the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.  “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.  The Company maintains its books and accounting records in Renminbi.   We make no representation that the RMB or U.S. Dollar amounts referred to in this Current Report could have been or could be converted into U.S. Dollars or RMB, as the case may be, at any particular rate or at all.  “GAAP” unless otherwise indicated refers to accounting principles generally accepted in the United States.

 Item 1.01 Entry into a Material Definitive Agreement.

On December 12, 2011, China Liaoning Dingxu Ecological Agriculture Development, Inc., formerly known as Hazlo! Technologies, Inc., a Nevada corporation (the “PUBCO”) entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Chin Yung Kong (the “DingXu BVI Shareholder”), the sole shareholder of  China Liaoning DingXu Ecological Agriculture Development Co;, Ltd., a BVI company (the “DingXu BVI”). Under the Share Exchange Agreement, PUBCO issues Sixty Million (60,000,000) shares of common stock to Chin Yung Kong to acquire from Chin Yung Kong 100% of the issued and outstanding shares of DingXu BVI.

Item 2.01 Completion of Acquisition or Disposition of Assets.

As described under Item 1.01 of this Current Report, on December 12, 2011, PUBCO entered a Share Exchange Agreement with DingXu BVI Shareholder (Chin Yung Kong) under which PUBCO issues 60,000,000 shares of common stock to Chin Yung Kong to acquire 100% of the issued and outstanding shares of DingXu BVI. Upon closing of the Share Exchange transaction, DingXu BVI will become the wholly owned subsidiary of PUBCO.

China Liaoning DingXu Ecological Agriculture Development Co, Ltd., a BVI company (the “DingXu BVI”) was incorporated under the laws of British Virgin Islands on April 15, 2011. Chin Yung Kong was the sole shareholder and director of DingXu BVI.

On July 5, 2011, DingXu BVI formed Panjin Hengrun Biological Technology Development Co., Ltd. 盘锦恒润生物技术开发有限公司, a limited liability company organized under the laws of the People’s Republic of China  (“Panjin Hengrun”). DingXu BVI owns 99% of the total ownership of Panjing Hengrun.

On November 28, 2011, Panjin Hengrun entered into a set of contractual arrangements with Liaoning Dingxu Ecological Agriculture Development Co., Ltd.辽宁鼎旭生态农业发展有限公司, a limited liability company organized under the laws of the People’s Republic of China and an affiliated entity of Panjin Hengrun through contractual arrangements (“Liaoning Dingxu”). The contractual arrangements are comprised of a series of agreements, including a Consulting Service Agreement and an Operating Agreement, through which Panjin Hengrun has the right to advise, consult, manage and operate Liaoning Dingxu to collect and own all of Liaoning Dingxu’s net profits and net losses. Additionally, under a Proxy Agreement, the shareholders of Liaoning Dingxu have vested their voting control over Liaoning Dingxu to Panjin Hengrun. In order to further reinforce Panjin Hengrun’s rights to control and operate Liaoning Dingxu.  Liaoning Dingxu and its shareholders have granted Panjin Hengrun, under an Option Agreement, the exclusive right and option to acquire all of their equity interests in Liaoning Dingxu, or, alternatively, all of the assets of Liaoning Dingxu. Further, the shareholders of Liaoning Dingxu agreed to pledge all of their rights, titles and interests in Liaoning Dingxu under an Equity Pledge Agreement.

Upon entry of these contractual arrangements, Liaoning Dingxu became the Variable Interest Entities (“VIE”) of Panjin Hengrun pursuant to FIN 46 (R) and Panjin Hengrun was able to carry out business operations through Liaoning Dingxu.

Set forth below is our organizational chart upon completion of the share exchange transaction:

China Liaoning Dingxu Ecological Agriculture Development, Inc., *formerly known as* Hazlo! Technologies, Inc.
a Nevada corporation (“PUBCO”)
100% ownership
China Liaoning DingXu Ecological Agriculture Development Co;, Ltd.,
a BVI company (“DingXu BVI”)
99% ownership
Panjin Hengrun Biological Technology Development Co., Ltd. 盘锦恒润生物技术开发有限公司,
a PRC company (“Panjing Hengrun)
Contractual Arrangement
Liaoning Dingxu Ecological Agriculture Development Co., Ltd.辽宁鼎旭生态农业发展有限公司
a PRC Company (“Liaoning Dingxu)

Liaoning Dingxu Ecological Agriculture Development Co., Ltd.辽宁鼎旭生态农业发展有限公司 (“Liaoning Dingxu”) was formed as a limited liability company organized under the laws of the People’s Republic of China on August 6, 2009. It mainly engages in the business of growing mushroom and marketing mushroom and related agricultural products.

Upon the completion of share exchange transaction, the business operations of PUBCO will be carried out through Panjin Hengrun and its affiliated operating entity Liaoning Dingxu. On December 12, 2011, PUBCO ceased the business of development stage IT service and data translation services and started to engage in the business of growing mushroom and marketing mushroom and related agricultural products through Liaoning Dingxu.

FORM 10 INFORMATION REQUIRED UNDER REGULATION S-K

In the remainder of this current report on Form 8-K, “we, us or our” refers to DingXu BVI, Panjin Hengrun, and Liaoning Dingxu” collectively.

Business Overview

We mainly engage in the business of growing mushroom and marketing mushroom and related agricultural products through our affiliated variable interest entity Liaoning Dingxu.

Main Products

We mainly produce and sell two types of products:

(1)

Fresh mushrooms. We grow fresh mushrooms in our farms and sell them to markets. Our fresh mushrooms include oyster mushroom, king oyster mushroom, king trumpet mushroom, and button mushroom.

The revenues from the sales of fresh mushrooms constitute approximately 65% of our total revenues in year 2011.

(2)

Mushroom growing products including mushroom spawn and mushroom sticks. The revenues from the sales of mushroom growing products constitute approximately 35% of our total revenues in year 2011.

Market Overview

We mainly sell our mushroom spawns and sticks to Panjin City, Liaoning Province, China and surrounding townships. We mainly sell our fresh mushrooms in north eastern Chinese cities including Shenyang, Anshan and Dalian. China has a large consumer market of edible mushrooms. The demand for edible mushroom is rapidly growing as the technology develops and people's income grows, as well as people's awareness of the nutrition, health care and disease prevention benefits of edible mushroom.

Sales and Marketing

We conduct direct sales and marketing through our own sales team. Currently we have sales team of 50 members and they directly sell our products to customers. We have not used agencies and brokers to sell our products.

Our Customers

Our main customers are individual consumers. We do not have any written agreement with any customers and we do not reply on one or several major customers.

Raw Materials and Source of Raw Materials

The raw materials we use for growing our products include sawdust, straw, bran and chicken manure. Materials are collected from local farmers and we do not have any supply contract with any farmer.

Our Competitors

There are many mushroom producers and sellers in China and we only have a very small percentage of the total market in China. Xinghe Biological Inc. located at Dongguan, Guangdong, has a 60 tons daily production capability and  has approximately 8% of the marker share. Gaorong Company, which is located in Shanghai, China, has a 100 tons daily production capability and has 10% market share in South China market. We have 10 tons daily production capability.  These competitors are much larger than us.

Our Plan of Growth

(1)

Expand our farms. We plan to obtain land use rights to more farmland to expand our mushroom farms and increase the production of our fresh mushrooms.

(2)

Start the deep-processing production of our mushrooms and sell deep-processed products. We plan to purchase equipments and construct processing facilities to launch the production of deep-processed mushroom products, such as canned mushrooms, mushroom drinks, etc.

Intellectual Properties

We currently have following trademarks registered in China:

Trademarks “Dingxu” register number: 8041916;

“Senlinwa” register application number: ZC9880644SL;

“Jindingji” register application number: ZC9880597SL; “Xianzhigu” register application number: ZC9880734SL.

Real Properties

We have land use rights to 24,806 square meters of land in Xian town Dawa County Panjin City,LiaoNing Province PRC. The term of the land use rights is 50 years, starting in March 2011, and the annual payment for the land use rights is $11,592.

We have land use rights to 56,139 square meters of land in Xian town Dawa County Panjin City,LiaoNing Province PRC. The term of the land use rights is 46 years, starting in March 2011, and the annual payment for the land use rights is $58,653.

We have land use rights to 428,000 square meters of land in Xian town Dawa County Panjin City,LiaoNing Province PRC. The term of the land use rights is 19 years, starting in June 2011, and the annual payment for the land use rights is $54,295.

We have an office space in size of 3,200 square meters in Xian town Dawa County Panjin City,LiaoNing Province PRC. The term of the depreciation is 20 years, starting in August 2011, and the annual depreciation for the office space is $58,866.

RISK FACTORS

Risks Relating to Our Business

We are subject to risks relating to the nature of China’s agriculture and food industry.

The agricultural and food industry in the PRC has issues that the agricultural industry does not have within the United States. In China, insurance coverage is a relatively new concept compared to that of the United States and for certain aspects of a business operation, insurance coverage is restricted or expensive. Workers compensation for employees in the PRC may be unavailable or, if available, insufficient to adequately cover such employees. The environmental laws and regulations in the PRC set various standards regulating certain aspects of health and environmental quality, including, in some cases, the obligation to rehabilitate current and former facilities and locations where operations are or were conducted. Violation of those standards could result in a temporary or permanent restriction by the PRC of our operations. We cannot assure you that we will be able to adequately address any of these or other limitations.

Our earnings and, therefore our profitability, may be affected by price volatility.

Our earnings may be affected by the prices of our mushroom products. There are many factors influencing the price including expectations for inflation; global and regional demand and production; political and economic conditions; and production costs. These factors are beyond our control and are impossible for us to predict. As a result, price changes may adversely affect our operating results.

Other Industry-specific Risks

Extreme event risks. Weather and climate are variable from day to day and season to season. Extreme weather events could adversely impact our product and, consequently adverse impact our results of operation.

The price of our products can be affected by weather, disease, government policies, and various other factors beyond the Company's control which could adversely affect the Company's operating results.

Government policies and regulations, in general, and specifically affecting the agricultural sector and related industries, could adversely affect the Company's operating results.

Agricultural production is subject to government policies and regulations.  We are subject to Law of PRC on Quality and Safety of Agriculture Products, The Law of PRC on Promotion of Agricultural Mechanization and The Law of PRC on Land Contract in Rural Areas, and other PRC laws applicable to business in China generally. (Further information on these Laws is available at: http://english.agri.gov.cn/ga/plar/)

The Company is subject to food industry risks which could adversely affect the Company's operating results.

The Company is subject to food industry risks which include, but are not limited to, food spoilage or food contamination, shifting consumer preferences, central, and local food processing regulations, and customer product liability claims. The liability which could result from these risks may not always be covered or could exceed liability insurance related to product liability and food safety matters maintained by the Company. The occurrence of any of the matters described above could adversely affect the Company's revenues and operating results.

The assets and operations of the Company are subject to damage and disruption from various events which include, but are not limited to, natural disasters and severe weather conditions, and accidents.

The potential effects of the conditions cited above include, but are not limited to, extensive property damage, extended business interruption, personal injuries, and damage to the environment.

We rely on contractual arrangements with our affiliated consolidated entities in China, and their shareholders, for our business operations, which may not be as effective in providing operational control or enabling us to derive economic benefits as through ownership of controlling equity interest.

We rely on and expect to continue to rely on contractual arrangements with our affiliated consolidated entities in China and their respective shareholders to operate business. These contractual arrangements may not be as effective in providing us with control over the affiliated consolidated entities as ownership of controlling equity interests would be in providing us with control over, or enabling us to derive economic benefits from the operations of, the affiliated consolidated entities. Under the current contractual arrangements, as a legal matter, if any of the affiliated consolidated entities or any of their shareholders fails to perform its, his or her respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective. For example, if shareholders of an affiliated consolidated entity were to refuse to transfer their equity interests in such affiliated consolidated entity to us or our designated persons when we exercise the purchase option pursuant to these contractual arrangements, we may have to take a legal action to compel them to fulfill their contractual obligations.

If (i) the applicable PRC authorities invalidate these contractual arrangements for violation of PRC laws, rules and regulations, (ii) any affiliated consolidated entity or its shareholders terminate the contractual arrangements or (iii) any affiliated consolidated entity or its shareholders fail to perform their obligations under these contractual arrangements, our business operations in China would be materially and adversely affected, and the value of your stock would substantially decrease. Further, if we fail to renew these contractual arrangements upon their expiration, we would not be able to continue our business operations unless the then current PRC law allows us to directly operate businesses in China.

In addition, if any affiliate consolidated entity or all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If any of the affiliated consolidated entities undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, our ability to generate revenues and the market price of your stock.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations.

We do not maintain liability or disruption, litigation or property insurance, and any business liability or disruption, litigation or property damage we experience might result in substantial costs to us and the diversion of our resources.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business disruption, business liability or similar business insurance products. We have determined that the risks of disruption or liability from our business, the loss or damage to our property, including our facilities, equipment and office furniture, the cost of obtaining insurance coverage for these risks and the difficulties associated with obtaining such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we do not have any business liability, disruption, litigation or property insurance coverage for our operations in China. Any occurrence of an uninsured loss or damage to property, or litigation or business disruption may result in substantial costs to us and the diversion of our resources, which could have an adverse effect on our operating results.

We face significant competition and may suffer from a loss of customers as a result.

We expect to face significant competition in our business, particularly from other companies that seek to provide similar products. Many of these competitors have significantly greater financial resources and more personnel than we do. They may also have longer operating histories and more experience in attracting and retaining and managing customers. They may use their experience and resources to compete with us in a variety of ways, including by competing more for customers, distributors and by investing more heavily in research and development and making acquisitions. If we fail to compete effectively, our business, financial condition and results of operation will be adversely affected.

We may have difficulty raising necessary capital to fund operations as a result of market price volatility for our shares of common stock.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies.  For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control.  If our business development plans are successful, we may require equity financing to continue to develop and exploit existing and new opportunities related to our industry and to expand into new markets.  The exploitation of our services may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means, and we cannot be certain that we will be able to obtain such financing.

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

Our continued growth is dependent upon our ability to generate more revenue from our existing business and raise capital from outside sources. We believe that in order to continue to capture additional market share, we will have to raise more capital to fund our business operations. In the future we may be unable to obtain the necessary financing on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth and profitability. Our ability to obtain acceptable financing at any time may depend on a number of factors, including: our financial condition and results of operations, the condition of the PRC economy, and conditions in relevant financial markets in the United States, the PRC and elsewhere in the world.

Risks Relating to Doing Business in China

China’s economic policies could affect our business.

All of our assets are located in China and all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

While China’s economy has experienced a significant growth in the past twenty years, growth has been irregular, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Capital outflow policies in the People’s Republic of China may hamper our ability to remit income to the United States and all our net assets are restricted assets subject to PRC’s capital outflow policies.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency outside of the PRC. We receive substantially all of our revenues in Renminbi. Under the existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required in those cases in which Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies. The PRC government also may at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Since all our affiliated operating entities, business operations, revenues and assets are located in China, approximately 100% of the total net assets of all our consolidated entities are subject to Chinese government’s limitations on the transferability of Renminbi to foreign currencies and remittance of Renminbi out of China.

Fluctuation of the RMB may indirectly affect our financial condition by affecting the volume of cross-border money flow.

The value of the RMB fluctuates and is subject to changes in the People’s Republic of China political and economic conditions. Since July 2005, the conversion of RMB into foreign currencies, including USD, has been based on rates set by the People’s Bank of China which are set based upon the interbank foreign exchange market rates and current exchange rates of a basket of currencies on the world financial markets.

We may face obstacles from the communist system in the People’s Republic of China.

Foreign companies conducting operations in the People’s Republic of China face significant political, economic and legal risks. The Communist regime in the People’s Republic of China, including a stifling bureaucracy may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in The People’s Republic of China.

The People’s Republic of China historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in The People’s Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Because our assets and operations are located in the P.R.China, you may have difficulty enforcing any civil liabilities against us under the securities and other laws of the United States or any state.

There is uncertainty as to whether courts of the P.R.China would enforce judgments of United States courts obtained against us based on the civil liability provisions of the securities laws of the United States or any state; or in original actions brought in the P.R.China, liabilities against us predicated upon the securities laws of the United States or any state. Enforcement of a foreign judgment in the P.R.China also may be limited or otherwise affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors’ rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

The PRC legal system embodies uncertainties, which could limit law enforcement availability.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, decided legal cases have little precedence. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past 27 years has significantly enhanced the protections afforded to various forms of foreign investment in China. Each of our PRC operating subsidiaries and affiliates is subject to PRC laws and regulations. However, these laws and regulations change frequently and the interpretation and enforcement involve uncertainties. For instance, we may have to resort to administrative and court proceedings to enforce the legal protection that we are entitled to by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting statutory and contractual terms, it may be difficult to evaluate the outcome of administrative court proceedings and the level of law enforcement that we would receive in more developed legal systems. Such uncertainties, including the inability to enforce our contracts, could affect our business and operation. In addition, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the industries in which we operate, including the promulgation of new laws. This may include changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the availability of law enforcement, including our ability to enforce our agreements with the government entities and other foreign investors.

The admission of China into the World Trade Organization could lead to increased foreign competition.

Chinese government authorities regulate our industry. However, as a result of China becoming a member of the World Trade Organization (WTO), restrictions on foreign investment in the industry may be reduced. With WTO’s requirement for a reduction of restrictions on foreign investment as a condition of membership, such events could lead to increased competition in our industry.

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business. We are considered a foreign person or foreign invested enterprise under PRC law. As a result, we are subject to PRC law limitations on foreign ownership of Chinese companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Corporate and Stock Matters

Currently, there is no established public market for our securities, and there can be no assurances that any established public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

There has not been any established trading market for our common stock, and there is currently no established public market whatsoever for our securities. There can be no assurances as to whether any market for our shares will develop; the prices at which our common stock will trade; or the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Because of the anticipated low price of the securities being registered, many brokerage firms may not be willing to effect transactions in these securities. Purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions.

Shareholders could experience substantial dilution.

We may issue additional shares of our capital stock to raise additional cash for working capital.  If we issue additional shares of our capital stock, our shareholders will experience dilution in their respective percentage ownership in the company.

We have no present intention to pay dividends.

We have not paid dividends or make other cash distributions on our common stock, and we do not expect to declare or pay any dividends in the foreseeable future. We intend to retain any future earnings for working capital and to finance current operations and expansion of our business.

A large portion of our common stock is controlled by one shareholder.

A large portion of our common stock is held by one shareholder, Mr. Chin Yung Kung.  As a result, he is able to influence the outcome of shareholder votes on various matters, including the election of directors and extraordinary   corporate transactions including business combinations.  In addition, the occurrence of sales of a large number of shares of our common stock, or the perception that these sales could occur, may affect our stock price and could impair our ability to obtain capital through an offering of equity securities. Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can in turn affect the market price of our common stock.

We may be subject to "penny stock" regulations.

The Securities and Exchange Commission, or SEC, has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and our sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules.  These additional sales practice and disclosure requirements could impede the sale of our securities. Whenever any of our securities become subject to the penny stock rules, holders of those securities may have difficulty in selling those securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Current Report, including in the documents incorporated by reference into this Current Report, includes some statements that are not purely historical and that are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements regarding our and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange on the parties’ individual and combined financial performance.  In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Current Report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the Share Exchange and related transactions.  There can be no assurance that future developments actually affecting us will be those anticipated.  These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.  These risks and uncertainties, along with others, are described above under the heading “Risk Factors.”  Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Overview

We mainly engage in the business of growing mushroom and marketing mushroom and related agricultural products through our affiliated variable interest entity Liaoning Dingxu.

We mainly produce and sell two types of products:

(1)

Fresh mushrooms. We grow fresh mushrooms in our farms and sell them to markets. Our fresh mushrooms include oyster mushroom, king oyster mushroom, king trumpet mushroom, and button mushroom.

The revenues from the sales of fresh mushrooms constitute approximately 65% of our total revenues in year 2011.

(2)

Mushroom growing products including mushroom spawn and mushroom sticks. The revenues from the sales of mushroom growing products constitute approximately 35% of our total revenues in year 2011.

Results of Operations for the years ended December 31, 2010 and 2009

The following table presents an overview of our results of assets, liabilities and shareholders’ equity for the years ended December 31, 2010 and 2009.

			Increase
	2010	2009	(decrease)

Current assets
Cash	72,541	10,868	61,673

Other Receivables	34,226	700,353	(666,127)

Total current assets	106,767	711,221	(604,454)

Non-current assets
Property, plant and equipment - net of accumulated depreciation	6,946	-	6,946

Construction in progress	570,128	3,196	566,932

Land use rights	312,886	-	312,886

Total non-current assets	889,961	3,196	886,765

Total assets	996,728	714,416	282,312

Current liabilities
Other payables	611,826	-	611,826

Total liabilities	611,826	-	611,826

Shareholders’ liabilities
Paid-in capital	731,936	731,936	-

Retained earnings	(362,033)	(17,839)	(344,194)

Other comprehensive income - foreign currency	14,999	319	14,680

Total shareholders’ equity	384,902	714,416	(329,514)

Total liabilities and shareholders’ equity	996,728	714,416	282,312

Assets:

Current Assets:

1. Cash and cash equivalents

The company classifies all highly liquid investments with maturity of three months or less when purchased to be cash equivalents. As at the year ended on December 31 of 2010, the cash mainly included cash in bank. Since the operation gradually started, the bank transactions increased and the balance increased as well compared to last period.

2. Other receivables

Other receivables mainly represented the deposit paid to third parties, staff borrowing, etc. The increase in 2010 was due to that we started to run our business in 2010 and paid to some contract deposit to third parties, such as some local cooperation organization.

Non-current assets:

3. Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment. Depreciation on property, plant and equipment is calculated on the straight-line method after taking into account their respective estimated residual values over the estimated useful lives of the assets as follows:

Plant

5 - 10 years

Office equipment

3 - 5   years

As the company just opened in the third season of 2009, we gradually purchased some office equipment as to arrange the company’s daily operation, which consequently led to an increase of the fixed assets. Maintenance and repair costs are expensed as incurred, whereas significant renewals and betterments are capitalized. Such expenses didn’t occur in the year of 2010.

Construction in progress represents capital assets under construction or being installed and is stated at cost. Cost comprises original cost of plant and equipment, installation, construction and other direct costs prior to the date of reaching the expected usable condition. In the year of 2010, we have a total amount of USD 570K construction under progress, such as the office building, manufacturing factories & other manufacturing devices.

Construction in progress is transferred to the property, plant and equipment and depreciation commences when the asset has been substantially completed and reaches the expected usable condition. As at the end of 2010, all of the construction in progress didn’t reach to the stage of application.

Property, Plant and Equipment at December 31, 2010 and 2009 consists of the following:

	2010	2009
	USD	USD
Building	-	-
Plant	2,242	-
Vehicles	-	-
Office equipment	4,766	-
Less: Accumulated depreciation	62	-
Property, plant and equipment, net	6,946	-
Construction in progress	570,128	3,196
Total property, plant & equipment	577,074	3,196

For the years ended December 31, 2010 and 2009, the Company recorded depreciation of  US$62 and nil, respectively.

4. Land use rights

The Company states land use right at cost less accumulated amortization. We purchased a land use right during 2010 as to build up the factories & office buildings.

The land use right is amortized on straight line method during the contract period of 50 years. No amortization expense for the years ended December 31, 2010 and 2009  was recorded.

Liabilities

Current liabilities:

5. Other payables

We started to develop the Liaoning Dingxu project in the year of 2009, the business started to operate in 2010. The total amount of other payables consisted of the borrowing of the shareholder and the contract deposit from the mushroom planters.  The balance increased in this period since the business gradually expanded in 2010.

Shareholders’ equity

6. Shareholders’ equity

We received the shareholders’ paid-in capital in 2009, the capital was authenticated by auditors after the capital was received.

As to the decreased of the retained earnings, we just started the business in 2010, the company was still in the construction stage and didn’t make profit in this period.

For the year ended in December 2010 and 2009, the company’s accumulated loss was up to USD 344,193 and 17,839, respectively. Since the company just started to operate the business, we were spending expenses to run up the business, such as staff recruitment, business development, company brand promotion, etc.

Shareholders’ equity (Continued)

6. Shareholders’ equity (Continued)

The movement of shareholders’ equity is as below:

	Paid-In Capital	Statutory Reserve	Retained earnings/ (Accumulated loss)	Other comprehensive loss - foreign currency	Total

in USD
Balance as of August 6th, 2009 (date of incorporation)	-	-	-	-	-

Capital injection	731,936	-	-	-	731,936

Net loss for the period from August 6th, 2009 (date of incorporation) to December 31, 2009	-	-	(17,839)	-	(17,839)

Other comprehensive income - foreign currency	-	-	-	319	319

Balance as of December 31, 2009 (Audited)	731,936	-	(17,839)	319	714,416

Net loss for the year	-	-	(344,193)	-	(344,193)

Other comprehensive income - foreign currency	-	-	-	14,679	14,679

Balance as of December 31, 2010 (Audited)	731,936	-	(362,033)	14,999	384,902

The following table presents an overview of our results of operation for the years ended December 31, 2010 and 2009.

			Increase
	2010	2009	(decrease)

Total revenue	-	-	-

Total cost of revenue	-	-	-

Gross profit	-	-	-
Operating expenses
Selling and distribution	-	-	-

General and administrative	(344,193)	(17,839)	(326,354)

Total operating expenses	(344,193)	(17,839)	(326,354)

Income from operations	(344,193)	(17,839)	(326,354)

Other income	-	-	-

Income before income taxes	(344,193)	(17,839)	(326,354)

Income taxes	-	-	-

Net income	(344,193)	(17,839)	(326,354)

No revenue or income was occurred in the year of 2009 and 2010, since the company just started in the second half of 2009 and was still in its organization stage in the year of 2010. The loss in 2010 mainly represented the general and administrative expenses occurred. The expense was much higher than it was in 2009, because we just operated for two seasons in 2009 and we were expanding our business during the whole year of 2010.

The following table presents selected cash flow data from our cash flow statements for the twelve months ended December 31, 2010 and 2009, respectively.

	2010	2009

Net cash provided by (used in) operating activities	$(403,919)	$(19,304)

Net cash used in investing activities	(598,725)	(3,195)

Net cash provided by (used in) financing activities	1,062,672	33,103

Effect of exchange rate changes on cash and cash equivalents	1,645	264

Net decrease in cash and cash equivalents	61,673	10,868

Cash and cash equivalents, beginning of year	10,868	-

Cash and cash equivalents, end of year	$72,541	$10,868

Operating Activities

Net cash provided by operating activities for the year ended December 31, 2010 was $(403,919), which was primarily due to (i) an increase of the general and administrative expenses $344,193 and (ii) an increase of $59,786 in other receivables.  Net cash provided by operating activities for the year ended December 31, 2009 was $(19,304), which was mainly due to (i) an increase of the general and administrative expenses $17,839 and (ii) an increase of $1,464 in other receivables.

Investing Activities

Net cash used in investing activities was $598,725 for the year ended December 31, 2010, which was primarily attributable to our payments of $292,502 for the fixed assets and payment of $306,223 for land use right.  Net cash used in investing activities was $3,195 for the year ended December 31, 2009, which was mainly due to payment of $3,195 for purchase of fixed assets.

Financing activities

Net cash provided by financing activities was $1,062,672 for the year ended December 31, 2010, which was mainly attributable to a total amount of $1,062,672 of the current account from a related party.  Net cash provided by investing activities was $33,103 for the year ended December 31, 2009, which represented combined proceeds from capital injection and current account from a related party.

Results of Operations for the nine months ended September 30, 2011 and 2010

The following table presents an overview of our results of assets, liabilities and shareholders’ equity for the nine months ended September 30, 2011 and 2010.

			Increase
	2011	2010	(decrease)

Current assets
Cash	564,815	235,394	329,421

Other Receivables	12,951	25,872	(12,921)

Advance to suppliers	1,582,267	-	1,582,267

Inventory	1,707	-	1,707

Total current assets	2,161,740	261,266	1,900,474

Non-current assets
Property, plant and equipment - net of accumulated depreciation	4,774,089	-	4,774,089

Construction in progress	1,331,421	294,670	1,036,751

Land use rights	3,215,296	309,226	2,906,070

Long term prepaid lease	1,004,888	-	1,004,888

Total non-current assets	10,325,694	603,896	9,721,798

Total assets	12,487,434	865,162	11,622,272

Current liabilities
Other payables	4,077,731	362,376	3,715,355

Total liabilities	4,077,731	362,376	3,715,355

Shareholders’ liabilities
Paid-in capital	7,685,394	731,936	6,953,458

Statutory reserve	54,176	-	54,176

Retained earnings	492,951	(239,702)	732,653

Other comprehensive income - foreign currency	177,182	10,552	166,630

Total shareholders’ equity	8,409,703	502,786	7,906,917

Total liabilities and shareholders’ equity	12,487,434	865,162	11,622,272

Assets:

Current assets:

1. Cash and cash equivalents

The cash and cash equivalents significantly increased during the first nine months of 2011. As Liaoning Dingxu has opened up its business to the agriculture market in the northeast of China, we created cooperation relationships with local suburban cooperation organizations and individual farmers.

Since the business relationship was established, we received more advance and receivables from our customers, which was a significant driver of the increase of cash and cash equivalents.

2. Other receivables

Other receivables mainly consisted of staff borrowing at September 30 of 2011. We have cleared some of the contract deposit as we already started our business and fulfill the contract of the suppliers, hence we observed small decrease of the other receivables compared to September 30, 2010.

3. Advance to suppliers

The subject of advance to suppliers was mainly used to record the advance paid to raw material suppliers and project contractors or builder.

The advance paid to third parties significantly increased, as the business was growing and we invested certain amount to build up planting area or houses. The detailed information of the advance to suppliers is as below:

	2011		2010
	USD		USD
Advance paid to builder - Planting area construction	a	1,101,495	-
Advance paid to machine suppliers - Tieling Chenglin Machinery Factory	b	179,386	-
- Ruifan Food Appliance Co., Ltd	b	98,348	-
Others	c	203,038	-
Total advance to suppliers		1,582,267	-

a. The advance paid to builder occurred in this period was used for the construction of the planting area or structures, in order to provide enough manufacturing places in the future as the business was growing.

b. The advance paid to these two suppliers was the payment for purchasing manufacturing machines or appliances.

c. Other advance paid to suppliers mainly included the advance payment of purchasing raw materials, such as mushroom seeds and fertilizer.

4. Inventory

The total inventory as at September 30 of 2011 didn’t fluctuate significantly compared to the same period in 2010. The balance at the end of this period consisted of expendable materials, which were unused and could not be classified as fixed assets as their value was very low.

Non-current assets:

5. Property, plant and equipment

Our property, plant and equipment are stated at cost less accumulated depreciation and impairment. Depreciation on property, plant and equipment is calculated on the straight-line method after taking into account their respective estimated residual values over the estimated useful lives of the assets as follows:

Non-current assets (Continued):

5. Property, plant and equipment (Continued)

Building and constructions

20     years

Plant

5-10 years

Office equipment

3-5   years

Vehicles

4       years

As consistent with the policies in the period of 2010, maintenance and repair costs are expensed as incurred, whereas significant renewals and betterments are capitalized.

Construction in progress represents capital assets under construction or being installed and is stated at cost. Cost comprises original cost of plant and equipment, installation, construction and other direct costs prior to the date of reaching the expected usable condition. Construction in progress is transferred to the property, plant and equipment and depreciation commences when the asset has been substantially completed and reaches the expected usable condition.

Property, Plant and Equipment at September 30, 2011 consists of the following:

	2011		2010
	USD		USD
Building	a	4,499,780	-
Plant	b	231,340	-
Vehicles	c	41,977	-
Office equipment	d	49,724	-
Less: Accumulated depreciation	e	48,732	-
Property, plant and equipment, net		4,774,089	-
Construction in progress	f	1,331,421	294,640
Total property, plant & equipment		6,105,510	294,640

a. The newly increased amount of building mainly represented for the office building and manufacturing workshops completed in this period, all of which were transferred from the construction in progress (CIP).

b. The plant also increased due to the planting area or structures completed and transferred out from CIP.

c. The vehicles were the newly purchase truck for transporting raw materials or finish goods.

d. The office equipments increased due to the newly purchase of the office computers, printers, desks and other office appliance.

e. For the periods ended September 30, 2011 and 2010, the Company recorded depreciation of US$47,998 and nil, respectively.

f. The detailed information of the construction projects in progress which was not yet transfer to fixed assets is as below:

	2011		2010
	USD		USD
Mushroom seeds workshop and finish goods warehouse	a	1,104,600	-
Planting area and structures	b	220,300	-
Others	b	6,521	294,640
Total amount of CIP	c	203,038	294,640

Non-current assets (Continued):

6. Land use right

The Company states land use rights at cost less accumulated amortization. As the business growing and expanding in the nine-month period of 2011, the company recognized a total amount of USD 2,675,000 land use right in the third season of this period. This land use right was used to build up planting structures, manufacturing workshop and other buildings.

The land use rights are amortized on straight line method during the contract period, varying from 47 to 50 years. Amortization expense of US$33,781 and nil for the periods ended September 30, 2011 and 2010 were recorded, respectively. As of September 30, 2011 and 2010, the values of land use rights are US$3,215,296 and nil.

7. Long-term prepaid lease

Leases where substantially all the risks and rewards of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases net of any incentives received from the lessor are charged to the consolidated statements of operations on a straight-line basis over the terms of the underlying lease.

The Company records lease payments at cost less accumulated amortization and amount that to be amortized within one year. The amount to be amortized within one year is recorded as current portion of prepaid leases. As China’s regulations prohibit companies from acquiring land use right of farmlands, the Company entered into long term agreements with certain unrelated parties to rent land. The rental payments for the entire contract period are prepaid at the inception of leases and the payment amount was US$1,022,833. The rental payments are recorded as operating lease expenses using the straight line method during the contract period of 20 years

Lease expense of US$17,591 and nil were recorded for the nine months ended September 30, 2011 and 2010.

Liabilities

Current liabilities:

5. Other payables

We started to prepare the business development in 2010 and the market was keep growing in the nine months ended September 30, 2011. The total amount of other payables consisted of the borrowing of the shareholder and the contract deposit from the mushroom planters.  The balance increased in this period since the business was much more expanded in 2011.

Shareholders’ equity

6. Shareholders’ equity

The paid-in capital increased in this period. We received subsequent capital injection for the nine months ended September 30, 2011.

Mr Huang Yong has invested another USD $ 5,673,000 to paid-in capital in this period. Mr Chen Geng, Mr Song Hai and Mr Lv Wenju, also invested about USD$  472,000 to the company, respectively.

Accumulated other comprehensive income represents the change in equity of the Company during the periods presented from foreign currency translation adjustments.

The movement of shareholders’ equity is as below:

	Paid-In Capital	Statutory Reserve	Retained earnings/ (Accumulated loss)	Other comprehensive loss - foreign currency	Total
in USD
Balance as of January 1, 2010	731,936	-	(17,839)	320	714,417
Net loss for the nine-months period	-	-	(221,863)	-	(221,863)
Other comprehensive income - foreign currency	-	-	-	10,232	10,232

Balance as of September 30, 2010	731,936	-	(239,702)	10,552	502,7856

Balance as of January 1, 2011	731,936	-	(362,033)	14,999	384,902

Capital injection	6,953,458	-	-	-	6,953,458
Net income for the nine-months period	-	-	909,160	-	909,160
Profit appropriation to statutory reserve	-	54,176	(54,176)	-	-
Other comprehensive income - foreign currency	-	-	-	162,183	162,183

Balance as of September 30, 2011 ( Unaudited)	7,685,394	54,176	492,951	177,182	8,409,703

The following table presents an overview of our results of operation for the nine months ended September 30, 2011 and 2010.

			Increase
	2011	2010	(decrease)

Total revenue	3,163,429	-	3,163,429

Total cost of revenue	(1,927,533)	-	(1,927,533)

Gross profit	1,235,896	-	1,235,896
Operating expenses
Selling and distribution	(555)	-	(555)
General and administrative	(430,800)	(221,863)	(208,937)

Total operating expenses	(431,355)	(221,863)	(209,492)

Income from operations	804,541	(221,863)	1,026,404

Other income	104,618	-	104,618

Income before income taxes	909,159	(221,863)	1,131,022

Income taxes	-	-	-

Net income	909,159	(221,863)	1,131,022

1. Revenue

The following table sets forth the breakdown of our revenue for the nine months ended September 30, 2011 and 2010, respectively:

	2011		2010
	USD	%	USD	%
Mushroom products sales	1,868,415	59.06%	-	-
Mushroom seeds and embryo sales	1,295,014	40.94%	-	-
Total revenue	3,163,429	100%	-	-

Sales revenue is recognized at the date of shipment from the Company’s facilities to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, ownership has passed, no other significant obligations of the Company exist and collectability is reasonably assured.

We derived our revenues predominantly from sales of our mushroom products and seeds.  For the nine months ended September 30, 2011 and 2010, revenues from sales of our mushroom products sales were $1,868,415 and $nil, respectively representing an increase of $1,868,415 during the fiscal year ended September 30, 2011. Revenues from sales of our mushroom seeds and embryo were $ 1,295,014 and nil for the nine months ended September 30, 2011 and 2010, which also indicated fully increase compared to the period in 2010, since we were still at the launch and preparation stage of opening up the business in 2010.

Results of Operations for the nine months ended September 30, 2011 and 2010 (Continued)

1. Revenue (Continued)

The increase was primarily due to the increase of the sales volume as a result of an increasing numbers of new customers developed during the year of 2010 and 2011. To be specific, the increase in our revenue from sales of our residential and commercial units was attributable to the following reasons:

(1)

We started to open and run the business in the second half of 2009. In the years of 2009 and 2010,  the company was still under a development stage with relatively low brand name which led to much lower amount of sales revenue.  For the year ended September, 2011, as the company progressed toward maturity, we strengthened our sales and marketing campaign which helped to enhance our brand name and increase our sales.

(2)

The demand of farmers and farming organizations from local or neighbor areas increased since local government encouraged the farmers to develop the local agriculture. As a result, our planting projects of growing mushrooms and developing the seeds and embryos were also supported and welcomed by our customers.

(3)

For the nine months ended September 30, 2011, the total increase in our sales of mushroom products and seeds to a wider range of buyers was mainly attributable to an increase in the number of units sold in our project.

We now have more than four kinds of mushroom products and more than six kinds of mushroom seeds and embryos, and the categories of our products are still growing. As the planting workshops and planting structures being completed in the near future, the categories and total quantities of our products would be much higher than we produced in the year of 2011.

We expect to see a trend of growing sales for our mushroom series products, including mature mushroom & mushroom seeds, resulting from the growing of the market scales, improving of general agriculture industry, improving of the planting skills and the quality of our products, and the continuing encouragement from local government.  We believe the increased revenues in 2011 reflect our ability to capitalize on our financial and operational strengths and provide evidence of our capability of future expansion of our business.

2. Cost of revenue

The following table presents a breakdown of our cost of revenue of mushroom products and seeds business for the nine months ended September 30, 2011 and September 30, 2010.

	2011	2010
	USD	USD

Cost of mushroom products sales	1,352,839	-

Cost of mushroom seeds and embryo sales	574,694	-

Total	1,972,533	-

Results of Operations for the nine months ended September 30, 2011 and 2010 (Continued)

2. Cost of revenue (Continued)

Cost of mushroom products sales: Our cost of mushroom product sales consists primarily of costs associated with purchased materials and planting cost. Cost of mushroom product sales are allocated to each kind of mushroom or mushroom seeds using the specific identification method. Costs are allocated to specific units within a product based on the ratio of the sales quantities of units to the total sellable quantities of the product.

Cost of mushroom seeds and embryos sales: Our cost of mushroom seeds and embryos sales mainly represented the costs of purchased and planted seeds or embryos. We used our workshop to plant well mushroom seeds or embryos and sold them to local farmers or farming organizations. We also purchased some good quality mushroom seeds from third party and sold them to our customers as well after our selection. The costs are as well allocated to specific units within a product based on the ratio of the sales quantities of units to the total sellable quantities of the product.

3. Gross profit

The following table presents the gross profit of our businesses for the nine months ended September 30, 2011 and September 30 of 2010:

	2011		2010
	Gross	Gross	Gross	Gross
Production Category	Profit	Margin	Profit	Margin
	USD	%	USD	%

Mushroom product sales	515,576	27.6%	-	-

Mushroom seeds and embryos sales	720,320	55.6%	-	-

Total gross profit	1,235,896	39.1%	-	-

Gross profit from our mushroom growing business increased by $1,235,896 for year ended September 30, 2011 from nil for the nine months ended September 30, 2010.  The increase was a primary result from cumulative effect of our business development and sales volume increase. The gross margin of our mushroom products and seeds planting business is normally in the range from 25% to 55%. The gross margin of our mushroom product business increased from nil for the nine months ended September 30, 2010 to 27.6% for the nine months ended September 30, 2011.  The increase of gross margin was principally attributed to that we were gradually entering into the market of local mushroom planting industry for the nine months ended September 30, 2011, while we were still in our development stage for the nine months ended September 30, 2010.

4. Operating expenses

Selling and distribution expenses.  Our selling and distribution expenses include general administration expenses, travel expenses.  Since we just started a full range of our business in the year of 2011, the total amount of the selling and distribution expenses was not as much as the general and administrative expenses.

We expect the selling and distribution expenses would increase in next fiscal year, as we’re now expanding and developing our business. The staff salaries, promotion expenses, transportation expenses and other expense related to the selling activities would consequently increase as the business grows.

Results of Operations for the nine months ended September 30, 2011 and 2010 (Continued)

4. Operating expenses (Continued)

General and administrative expenses.  For the nine months ended September 30, 2011, our general and administrative expenses were $430,800, representing an increase of $208,937 or 94.2%, as compared to that for the nine months ended September 30, 2010.  The increase was primarily a result of increase in office expenses, land lease expenses, company organization cost and depreciation or amortization expenses, which accounted for 83.7% of the total general and administrative expenses.  The increase in general and administration expenses in the current year was also a result of increased salaries and bonus in response to the increased sales.

We expect that our general and administrative expenses will increase as we will further expand our business and operations.  In addition, as a result of business development, we will also build up more workshops and structures, which would lead to a significant increase of the depreciation expenses. Moreover, we also expect to incur more cost by hiring qualified professionals who are knowledgeable about US accounting and capital market to enhance our financial system and internal controls.  Our general and administrative expense may also increase due to our need for more personnel as our business continues to grow.

5. Other income

Other income is used to record the company’s non operating income, such as government grant, inventory profit and donation from other third parties, etc. For the year ended in September 30, 2011, we recognized other income from the inventory profit after we perform our stock take procedures at the end of the third season of 2011.

6. Income taxes

Taxation on profits earned in the PRC has been calculated on the estimated assessable profits for the year at the rates of taxation prevailing in the PRC where the Company operates after taking into effect the benefits from any special tax credits or “tax holidays” allowed in the county of operations.

The Company does not accrue United States income tax since it has no operating income in the United States. The Company is organized and located in the PRC and do not conduct any business in the United States.

In accordance with the relevant tax laws in the PRC, as an agriculture growing enterprise, the Company is exempted from corporate income tax from 2010 to 2012. Accordingly, the company statutory rate was 0% and 0% for the periods ended September 30, 2011 and 2010.

Results of Operations for the nine months ended September 30, 2011 and 2010 (Continued)

The following table presents selected cash flow data from our cash flow statements for the nine months ended September 2011 and 2010, respectively.

	2011	2010

Net cash provided by (used in) operating activities	$1,029,125	$(273,509)

Net cash used in investing activities	(9,630,573)	(368,137)

Net cash provided by (used in) financing activities	9,092,850	862,660

Effect of exchange rate changes on cash and cash equivalents	873	3,512

Net decrease in cash and cash equivalents	492,275	224,526

Cash and cash equivalents, beginning of year	72,541	10,868

Cash and cash equivalents, end of year	$564,815	$235,394

Operating Activities

Net cash provided by operating activities for the nine months ended September 30, 2011 was $1,029,125, which was primarily due to (i) an increase of the net income $909,159 and (ii) an total increase of $81,779 of the depreciation and amortization of fixed assets and land use right.  Net cash provided by operating activities for the nine months ended September 30, 2010 was $(273,509), which was mainly due to (i) an increase of the general and administrative expenses $221,863 and (ii) an increase of $51,646 in other receivables.

Investing Activities

Net cash used in investing activities was $9,630,573 for the nine months ended September 30, 2011, which was primarily attributable to our payments of $6,949,603 for the fixed assets, payment of $1,678,290 for land use right and the prepayment of $ 1,008,681 of leasing of land.  Net cash used in investing activities was $368,137 for the nine months ended September 30, 2010, which was mainly due to payment for purchase of $ 63,469 fixed assets and $ 304,669 land use right.

Financing activities

Net cash provided by financing activities was $9,092,850 for the nine months ended September 30, 2011, which was mainly attributable to a total amount of $ 6,953,458 of the capital injection and $2,139,392 of the current account from a related party.  Net cash provided by investing activities was $862,660 for the nine months ended September 30, 2010, which represented the current account from a related party.

Significant Accounting Policies

USE OF ESTIMATES

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included.  Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

INVENTORIES

Inventories are stated at the lower of cost or market value. Cost is determined using moving weighted average method. Cost of finished goods comprises direct material, direct production cost and an allocated portion of production overheads based on normal operating capacity.

REVENUE RECOGNITION

Sales revenue is recognized at the date of shipment from the Company’s facilities to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, ownership has passed, no other significant obligations of the Company exist and collectability is reasonably assured.

The Company’s revenue consists of the invoiced value of goods, net of value-added tax (“VAT”).

FOREIGN CURRENCY TRANSLATION

The functional currency of the Company is the RMB and the RMB is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company, which are prepared using the functional currency, have been translated into United States dollars. Assets and liabilities translated at exchange rates at the balance sheet date, revenue and expenses are translated at the average exchange rates for the period, and members' equity is translated at historical exchange rates. Translation adjustments are included in accumulated other comprehensive income, a component of members’ equity.

ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income represents the change in equity of the Company during the periods presented from foreign currency translation adjustments.

Significant Accounting Policies (Continued)

TAXATION

Taxation on profits earned in the PRC has been calculated on the estimated assessable profits for the year at the rates of taxation prevailing in the PRC where the Company operates after taking into effect the benefits from any special tax credits or “tax holidays” allowed in the county of operations.

The Company does not accrue United States income tax since it has no operating income in the United States. The Company is organized and located in the PRC and do not conduct any business in the United States.

Enterprise income tax

In accordance with the relevant tax laws in the PRC, as an agriculture growing enterprise, the Company is exempted from corporate income tax from 2010 to 2012. Accordingly, the company statutory rate was 0% and 0% for the periods ended September 30, 2011 and 2010.

Value added tax

The Provisional Regulations of The People’s Republic of China Concerning Value Added Tax promulgated by the State Council came into effect on January 1, 1994. Under these regulations and the Implementing Rules of the Provisional Regulations of the PRC Concerning Value Added Tax, value added tax is imposed on goods sold in or imported into the PRC and on processing, repair and replacement services provided within the PRC.

In accordance with the relevant tax laws in the PRC, as an agriculture growing enterprise, the Company is exempted from VAT for the periods ended September 30, 2011 and 2010.

PROPERTY, PLANT and EQUIPMENT

Property, plant and equipment are stated at cost less accumulated depreciation and impairment. Depreciation on property, plant and equipment is calculated on the straight-line method after taking into account their respective estimated residual values over the estimated useful lives of the assets as follows:

Building and constructions

20     years

Plant

5-10 years

Office equipment

3-5   years

Vehicles

4       years

Maintenance and repair costs are expensed as incurred, whereas significant renewals and betterments are capitalized.

Construction in progress represents capital assets under construction or being installed and is stated at cost. Cost comprises original cost of plant and equipment, installation, construction and other direct costs prior to the date of reaching the expected usable condition. Construction in progress is transferred to the property, plant and equipment and depreciation commences when the asset has been substantially completed and reaches the expected usable condition.

LAND USE RIGHTS

The Company states land use rights at cost less accumulated amortization. The land use rights are amortized on straight line method during the contract period, varying from 47 to 50 years.

Significant Accounting Policies (Continued)

LONG TERM PREPAID LEASE

Leases where substantially all the risks and rewards of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases net of any incentives received from the lessor are charged to the consolidated statements of operations on a straight-line basis over the terms of the underlying lease.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the number and percentage of common stock (being our only voting securities) beneficially owned by each officer and director, each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by us to own 5% or more of our common stock, and all officers and directors as a group, upon the completion of the share exchange transaction as described under Item 1.01 of this Form 8-K Current Report

The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on such date and all shares of our common stock issuable to such holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by such person. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse.

Name of Beneficial Owner [1]	Number of Common Shares	Percentage of Class [2]
Chin Yung Kong Room 2119 Mingyong Building, No. 60 Xian Road. Shahekou District, Dalian, China 116021	64,700,000	97.36%
All Officers, Directors and Beneficial Owners as a group	64,700,000	97.36%

(1)

Unless otherwise indicated, the Company has been advised that all individuals listed have the sole power to vote and dispose of the number of Shares set forth opposite their names. For purposes of computing the number and percentage of Shares beneficially owned by a stockholder, any Shares which such person has the right to acquire within 60 days are deemed to be outstanding, but those Shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other stockholder.

(2)	Based on 66,450,000 Shares issued and outstanding upon completion of the share exchange transaction.

MANAGEMENT

 Directors and Executive Officers Prior to the Series Transactions

Name	Positions	Age
Chin Yung Kong	President, Secretary, Treasurer and Director	58

Chin Yung Kong, age 58, resides in Dalian, China.  Mr. Chin is the Managing Director of QMIS Capital Finance.  Since 2002 Mr. Chin has devoting most of his time advising Chinese clients on financial restructuring, pre-audit evaluation before going public, pre-IPO investment strategies, and on the process of going public in the United States.  From 1995 to 2002, Mr. Chin was financial controller for the Kwok Group Company in China.  Prior to 1995 Mr. Chin was a practicing auditor and Certified Public Accountant (CPA) with Foo Kon & Tan in Singapore.  Mr. Chin graduated from University of Hull in the United Kingdom with a Masters degree in Finance.

Involvement in Certain Legal Proceedings

To the knowledge of us, no executive officer or director has been involved in the last five years in any of the following:

Any bankruptcy petition filed by or against any business or property of such person, or of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

Being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

Being the subject of or a party to any judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated relating to an alleged violation of any federal or state securities or commodities law or regulation, or any law or regulation respecting financial institutions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail, fraud, wire fraud or fraud in connection with any business entity; or

Being the subject of or a party to any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Committees

We have not yet implemented any board committees.

Audit Committee

We do not have a standing audit committee, an audit committee financial expert, or any committee or person performing a similar function. We currently have limited working capital and no revenues. Management does not believe that it would be in our best interests at this time to retain independent directors to sit on an audit committee. If we are able to raise sufficient financing in the future, then we will likely seek out and retain independent directors and form an audit, compensation committee and other applicable committees.

EXECUTIVE COMPENSATION

Since inception, we have paid no cash or non-cash executive compensation (including stock options or awards, perquisites, or deferred compensation plans), whatsoever, to the officers or directors. Following the date of this prospectus, our officers and directors will also continue not to receive any form of cash compensation from the Company until at least such time as we commence operations.

The following tables set forth certain summary information concerning all plan and non-plan compensation awarded to, earned by, or paid to the named executive officers and directors by any person for all services rendered in all capacities to the Company since inception until the date of this amended filing:

Name of Executive Officer and/or Director	Position	Salary	Bonus and Other Compensation	Securities Underlying Stock Options
Chin Yung Kong	President/CEO	None	None	None
Chief Financial Officer/Treasurer

Options Grants Since Inception Until The Date of This Filing

We do not currently have a stock option plan. No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.

Aggregated Options Exercises Since Inception Until The Date Of This Filing

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.

Long-Tem Incentive Plans and Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any director or any employee or consultant since our inception; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by any of the officers or directors or employees or consultants since we were founded.

Compensation of Directors

The members of the Board of Directors are not compensated by us for acting as such. Directors are reimbursed for reasonable out-of-pocket expenses incurred. There are no arrangements pursuant to which directors are or will be compensated in the future for any services provided as a director.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are no employment or other contracts or arrangements with our officers or directors. There are no compensation plans or arrangements, including payments to be made by the Company, with respect to the officers, directors, employees or consultants of the Company that would result from the resignation, retirement or any other termination of such directors, officers, employees or consultants. There are no arrangements for directors, officers or employees that would result from a change-in-control.

Indemnification

We may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The share exchange agreement and the underlying transaction described under Item 1.01 of this Form 8-K is a related transaction because the shareholder of Dingxu BVI, Mr. Chin Yung Kong, is our current officer and director and majority shareholder.

Policy for Approval of Related Party Transactions

We do not currently have a formal related party approval policy for review and approval of transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

LEGAL PROCEEDINGS

The Company does not have any material proceedings pending nor is it aware of any pending investigation or threatened litigation by any third party other than the matter discussed below.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON STOCK

AND RELATED SHAREHOLDER MATTERS

Our common stock is traded on the OTCBB under the symbol “CLAD”.  There is no trading market for our stock.  Our stockholders may find it difficult to sell their shares.  The following table sets forth, for the periods indicated, the reported high and low quotations for our common stock as reported in the over-the-counter market.

	High		Low
Fiscal year ended
December 31, 2010
First Quarter	$	N/A	$	N/A
Second Quarter		N/A		N/A
Third Quarter		N/A		N/A
Fourth Quarter		N/A		N/A

Fiscal year ended
December 31, 2009
First Quarter	$	N/A	$	N/A
Second Quarter		N/A		N/A
Third Quarter		N/A		N/A
Fourth Quarter		N/A		N/A

Stockholders

We had approximately 18 stockholders of record of our issued and outstanding common stock.

Dividend Policy

We do not currently intend to pay any cash dividends in the foreseeable future on our common stock and, instead, intend to retain earnings, if any, for future operation and expansion.  Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

Equity Compensation Plan Information

We currently do not have any equity compensation plans.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to Item 3.02 of this Current Report on Form 8-K for a description of recent sales of unregistered securities, which is hereby incorporated herein by reference.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The PUBCO has a provision in its Certificate of Incorporation thereof providing for indemnification of its officers and directors as follows:

The Corporation shall indemnify all directors, officers, employees, and agents to the fullest extent permitted by Nevada law as provided within NRS 78.751 or any other law then in effect or as it may hereafter be amended. The corporation shall indemnify each present and future director, officer, employee, or agent of the corporation who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed, or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including but not limited to attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The expenses of directors and officers incurred in defending a civil or criminal action, suit, or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding if and only if the director or officer undertakes to repay said expenses to the corporation if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The indemnification and advancement of expenses may not be made to or on behalf of any director or officer if a final adjudication establishes that the director's of officer's acts or omission involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.

Item 3.02 Unregistered Sales of Equity Securities.

As described under Item 1.01 of this Current Report on Form 8-K, on December 12, 2011, PUBCO entered a Share Exchange Agreement with DingXu BVI Shareholder (Chin Yung Kong) under which PUBCO shall issue 60,000,000 shares of common stock to Chin Yung Kong to acquire 100% of the issued and outstanding shares of DingXu BVI.  The sales of 60,000,000 shares of common stock were pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

Item 5.06	Change in Shell Company Status.

Upon the completion of share exchange transaction as described under Item 1.01, the business operations of PUBCO will be carried out through Panjin Hengrun and its affiliated operating entity Liaoning Dingxu. On December 12, 2011, PUBCO ceased the development stage IT service and data translation services and started to engage in the business of growing mushroom and marketing mushroom and related agricultural products through Liaoning Dingxu. As a result, PUBCO is no longer a Shell Company as defined in Rule 12b-2 of the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(a)           Financial Statements of the Business Acquired.

The audited consolidated financial statements of Liaoning Dingxu Ecological Agriculture Development Co., Ltd. for the fiscal years ended December 31, 2010 and 2009 are filed in this Current Report as Exhibit 99.1.

The unaudited consolidated financial statements of Liaoning Dingxu Ecological Agriculture Development Co., Ltd. for the nine months ended September 30, 2011 and 2010 are filed in this Current Report as Exhibit 99.2.

(b)           Pro Forma Financial Information.

The unaudited pro forma condensed consolidated financial statements as of and for the nine months ended September 30, 2011 and for the year ended December 31, 2010 are incorporated herein by reference to Exhibit 99.3 to this Current Report on Form 8-K,

(c)           Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report.

Exhibit No.	Description
10.1	Share Exchange Agreement*
10.2	Consulting Service Agreement (Panjin Hengrun and Liaoning Dingxu)*
10.3	Operating Agreement (Panjin Hengrun and Liaoning Dingxu)*
10.4	Equity Pledge Agreement (Panjin Hengrun and Liaoning Dingxu)*
10.5	Option Agreement (Panjin Hengrun and Liaoning Dingxu)*
10.6	Proxy Agreement (Panjin Hengrun and Liaoning Dingxu)*
99.1	Audited consolidated financial statements of Liaoning Dingxu for the fiscal years ended December 31, 2010 and 2009*
99.2	Unaudited consolidated financial statements of Liaoning Dingxu for the nine months ended September 30, 2011 and 2010*
99.3	Unaudited pro forma condensed consolidated financial statements as of and for the nine months ended September 30, 2011 and for the year ended December 31, 2010*

*Incorporated by reference to the Form 8-K Current Report filed on December 13, 2011.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

China Liaoning Dingxu Ecological Agriculture Development, Inc. Formerly known as Hazlo! Technologies, Inc
March 27, 2012
By:	/ S / Chin Yung Kong
Chin Yung Kong President and Chief Executive Officer